                                                                    EXHIBIT 10.2

                              AMENDED AND RESTATED
                                CHANGE IN CONTROL
                                       AND
                               SEVERANCE AGREEMENT

     This Agreement, dated as of the _____ day of ______ 2008 (the "Agreement") by and between TECUMSEH PRODUCTS COMPANY, a Michigan corporation (the "Company"), and ____________________ ("Executive").

                                   WITNESSETH:

     WHEREAS, the Company desires to retain the services of the Executive on behalf of the Company as outlined in the employment letter, term sheet or job description and duties attached hereto as Exhibit A (collectively, the "Assigned Duties and Responsibilities"); and

     WHEREAS, the Company and the Executive are entering into this Agreement to set forth their respective duties and obligations in the event of the termination of Executive's employment with the Company under certain circumstances.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

     1. Employment and Duties. Executive shall have the duties and responsibilities outlined in the Assigned Duties and Responsibilities as such duties and responsibilities may be revised or supplemented in written directives from the Chief Executive Officer or the Board of Directors of the Company (the "Board"). So long as Executive is employed by the Company, Executive shall devote his business time, attention and energy on a full-time basis exclusively to the affairs of the Company and its affiliates and shall use his best efforts to promote the interests of the Company, and the Executive shall not engage in any other business activity without the approval of the Board.

     2. Term of Agreement; Termination of Agreement.

          (a) Term. This Agreement shall commence on the date first set forth above and shall remain in effect for three (3) years (the "Initial Term"). At the end of the Initial Term, this Agreement shall thereafter be automatically renewed for successive one (1) year periods (each a "Renewal Term"), unless the Company shall have given the Executive written notice of cancellation and termination at least sixty (60) days prior to the end of the Initial term or the Renewal Term then in effect that the Agreement shall terminate at the end of such Initial Term or Renewal Term.

          (b) Termination.

               (1) In addition to termination under Subsection (a) of this
          Section 2, this Agreement may be terminated, at any time, by mutual agreement of the parties.

               (2) Notwithstanding anything herein to the contrary, except as provided in Subsections 3(c) and (f) hereof, this Agreement shall terminate and be of no further force or effect on Executive's death.

3.   Termination of Employment; Termination Payments.

          (a) Termination of Executive's Employment. The Executive may terminate his employment with the Company in accordance with this Section 3: (i) voluntarily; or (ii) with Good Reason on Change of Control (as hereinafter defined). The Company may terminate the Executive's employment with the Company, in accordance with this Section 3: (x) for Cause (as hereinafter defined); (y) without Cause; or (z) for Executive's Disability. Any termination of the Executive under this Agreement that would trigger an obligation to make any payments to the Executive must constitute a "separation from service" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

          (b) Payments - Termination by Executive. If Executive voluntarily terminates his employment without Good Reason on Change of Control, then Executive shall be entitled to receive: (A) a cash payment equal to the aggregate amount of (x) accrued but unpaid base salary and (y) unused vacation days; and (B) for a period of 180 days beginning on the effective date of Executive's termination (the "Termination Date"), the ability to exercise any then vested awards ("Incentive Awards") under the Company's Long Term Incentive Plan ("LTIP") in accordance with the terms of the LTIP and any such Incentive Awards. All of Executive's unvested Incentive Awards will be cancelled as of the Termination Date. All of Executive's vested Initial Incentive Award and Annual Awards not exercised on or before the 180th day referred to above (the "Last Exercise Date"), will be cancelled as of the Last Exercise Date. After the Termination Date, other than the foregoing, Executive will not be entitled to receive any other post-termination payments or severance. Any cash payments due under this
     Section 3(b) shall be payable in a lump sum within sixty (60) days of the Termination Date, provided that, in the event that the Termination Date is a date during the period beginning on December 16 and ending on December 31, payment will occur no later than March 15 of the year following the year in which the Termination Date falls.

          (c) Payments - Termination - by the Company without Cause. In the event that the Executive's employment is terminated by the Company without Cause, then Executive shall be entitled to: (A) cash payment in an amount equal to the aggregate of (i) accrued but unpaid base salary; (ii) unused vacation days; (iii) one year's base salary then in effect; (iv) one times the Executive's then applicable annual target bonus under the Company's performance-based annual incentive plan ("Target Bonus"); (B) for a period of 180 days beginning on the Termination Date, the ability to exercise any vested Incentive Awards in accordance with their respective terms for exercise; and (C) for a period of twelve (12) months after the Termination Date, subject to any applicable co-payments and deductibles, health insurance coverage (medical, dental and vision) for Executive and Executive's eligible family members to the extent Executive is a participant in a Company health insurance plan as of the Termination Date and, at least equal to the coverage provided to such persons under the Company's health insurance plans in effect on the Termination Date. In the event that Executive dies or incurs a Disability during such twelve (12) month period, the Company will continue to provide health insurance coverage for the Executive's eligible family members for the balance of such twelve (12) months. All of Executive's vested Incentive Awards not exercised on or before the Last Exercise Date, will be cancelled as of the Last Exercise Date.

          After the Termination Date, other than the foregoing, Executive will not be entitled to receive any other post-termination payments or severance. Any cash payments due under Section 3(c)(A)(i) and (ii) above shall be paid within thirty (30) days of the Termination Date. Any cash payments due under Section 3(c)(A)(iii) above shall be paid in installments over the twelve (12) months after the Termination Date in accordance with the Company's normal payroll practices. Any cash payment due under Section 3(c)(A)(iv) above shall be paid at the time bonuses are payable to other participants in the plan or program under which the applicable Target Bonus was established.

          (d) Payments - Termination Without Cause - Good Reason - Following a Change of Control. In the event that (A) following the effective date of a Change of Control, Executive's employment is terminated by the Company without Cause; or (B) within 180 days following the effective date of a Change in Control, Executive terminates his employment for Good Reason on Change of Control, then in either event as of the Termination Date, Executive shall be entitled to: (i) immediate vesting of one hundred percent (100%) of the Executive's Incentive Awards, if any; and (ii) receive the compensation and benefits specified under Section 3(c) of this Agreement (subject to the same time periods and conditions provided in Section 3(c)), but any cash payment due under
     Section 3(c)(A)(iii) and (iv) above shall be paid in a lump sum within thirty (30) days of the Termination Date. All of Executive's vested Incentive Awards not exercised on or before the Last Exercise Date, will be cancelled as of the Last Exercise Date.

          After the Termination Date, other than the foregoing, Executive will not be entitled to receive any other post-termination payments or severance.

          (e) Payments - Termination - Cause. If the Company terminates Executive's employment for Cause, then Executive shall be entitled to receive a cash payment equal to the aggregate amount of (i) accrued but unpaid base salary and (ii) unused vacation days. All Incentive Awards, if any, whether or not vested, which have not been exercised or paid, as the case may be, will be forfeited and immediately cancelled effective on the date notice of the for Cause termination is delivered to Executive. After the Termination Date, other than the foregoing, Executive will not be entitled to receive any other post-termination payments or severance. Any cash payments due under this Section 3(e) shall be payable in a lump sum within ninety (90) days of the Termination Date, provided that, in the event that the Termination Date is a date during the period beginning on December 16 and ending on December 31, payment will occur no later than March 15 of the year following the year in which the Termination Date falls.

          (f) Termination Payments - Disability. If Executive is terminated by the Company for a Disability (as hereinafter defined), then Executive shall be entitled to receive: (i) a cash payment equal to the aggregate amount of
     (A) accrued but unpaid Base Salary, (B) unused vacation days, and (C) the Target Bonus on a pro rata basis through the Termination Date; (D) settlement of any then vested Incentive Awards; (ii) the immediate vesting of the next tranche of any Incentive Award that would have vested after the Termination Date; (iii) for a period of twelve (12) months after the Termination Date, subject to any applicable co-payments and deductibles, health insurance coverage (medical, dental and vision) for Executive and Executive's eligible family members to the extent Executive is a participant in a Company health insurance plan as of the Termination Date and, at least equal to the coverage provided to such persons under the Company's health insurance plans in effect on the Termination Date; (iv) in the event that Executive dies during such twelve (12) month period, the Company will continue to provide health insurance coverage for the Executive's eligible family members for the balance of such twelve (12) months; and (v) the ability to exercise any then vested Incentive Awards in accordance with their terms. All of Executive's unvested Incentive Awards or other grants will be cancelled as of the Termination Date. After the Termination Date, other than the foregoing, Executive will not be entitled to receive any other post-termination payments or severance. Any cash payments due under this Section 3(f) shall be payable in a lump sum within ninety (90) days of the Termination Date, provided that, in the event that the Termination Date is a date during the period beginning on December 16 and ending on December 31, payment will occur no later than March 15 of the year following the year in which the Termination Date falls.

          (g) Definitions. The following definitions shall apply to this
     Agreement:

               (i) "Cause" shall mean any of the following: (A) the Executive's deliberate and willful continuing substantial failure to perform his duties for the Company for thirty (30) days (other than as a result of incapacity due to mental or physical illness) after a written demand is delivered to the Executive by the Company's Chief Executive Officer or Board of Directors; (B) the Executive's willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; (C) the Executive's conviction of a felony or his plea of guilty or nolo contendere to a felony; or
          (D) the Executive's willful and material breach of his confidentiality obligations under local law or the Company's code of conduct.

               (ii) "Change of Control" shall occur if at any time:

                    (A) Any person or group (as such terms are used in
               connection with Section 13(d) and 14(d) of the Exchange Act) hereafter becomes the "beneficial owner" (as defined in Rule 13(d)(3) and 13(d)(5) under the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company's then outstanding securities;

                    (B) A merger, consolidation, sale of assets, reorganization, or proxy contest is consummated and, as a consequence of which, members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter;

                    (C) A merger, consolidation, or reorganization is
               consummated with any other corporation pursuant to which the shareholders of the Company immediately prior to the merger, consolidation, or reorganization do not immediately thereafter directly or indirectly own more than fifty percent (50%) of the combined voting power of the voting securities entitled to vote in the election of directors of the merged, consolidated, or reorganized entity; or

                    (D) members of the Incumbent Board (as hereinafter defined)
               cease for any reason to constitute a majority of the Board of Directors of the Company.

               (iii) "Disability" means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months:
          (A) which renders Executive unable to engage in any substantial gainful activity; or (B) which enables Executive to receive income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company, provided that this definition shall be interpreted in accordance with Code Section 409A(a)(2)(A)(v) and regulations and other guidance thereunder. Notwithstanding (A) and (B) of this Section 3(g)(iii), Executive shall be deemed to have a total and permanent disability when determined to be totally disabled by the Social Security Administration.

               (iv) "Good Reason on Change of Control" shall mean any of the following occurrences following a Change of Control: (A) without the Executive's prior written consent, the assignment to duties that are a material diminution of the Executive's then assigned duties and responsibilities, or the taking of any action that results in the material diminution of such assigned duties or responsibilities; (B) the failure to maintain the Executive in an equivalent position in the entity surviving a merger or consolidation involving the Company; (C) any material reduction in the Executive's base salary or target bonus opportunity or Incentive Awards as or when required other than an across-the-board reduction applicable to all executives of the Company; or (D) the Executive is assigned to a location more than one hundred (100) miles from the then current headquarters of the Company.

               (v) "Incumbent Board" shall mean the individuals who, as of the date of this Agreement, constitute the entire Board of Directors of the Company and any new director whose election by the Board or nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the directors then still in office who either were directors on the date of this Agreement or whose election or nomination for election was previously so approved.

          (h) Termination Notice. The Executive must provide the Company with thirty (30) days advance written notice of his intention to terminate his employment for any reason other than Good Reason on Change of Control for which reason the Executive shall give the Company ten (10) days advance written notice.

          (i) Special Termination Provision. If the Executive is terminated without Cause by the Company anytime within one year following the election of any individual as a director of the Company ("Election") (which Election occurs during the period beginning November 1, 2008 and the date of the Company's 2010 shareholders meeting), as a result of an actual or threatened solicitation of proxies or consents or otherwise by or on behalf of any person other than the Board ("Election Contest"), including by reason of any agreement intended to avoid or settle any Election Contest, if following such Election at least a majority of the directors on the Board would have been nominated, appointed or otherwise selected (whether in connection with the Election Contest or at any time prior to the Election Contest) by the person or entity who solicited proxies or consents in connection with the Election Contest or such person's or entity's affiliates, provided that either in connection with such Election Contest (or an agreement intended to avoid or settle such Election Contest) and during the one-year period following such Election the Chief Executive Officer of the Company immediately prior to such Election Contest is no longer employed by the Company (other than as a result of the Company terminating the Chief Executive Officer for "Cause"), the Executive shall be entitled the payments set forth in paragraph 3(d) above.

          (j) Post Termination Cooperation. In the event of termination of the Executive's employment, for whatever reason (other than death or Disability), the Executive agrees to cooperate with the Company and to be reasonably available to the Company for a reasonable period of time thereafter with respect to matters arising out of the Executive's employment hereunder or any other relationship with the Company, whether such matters are business-related, legal or otherwise.

          (k) Resignation. Upon termination of the Executive's employment for any reason, the Executive shall be deemed to have resigned from all positions with the Company and its affiliates.

          (l) Release; Full Satisfaction. (i) Notwithstanding any other provision of this Agreement, no post-termination payments to which Executive becomes entitled under this Agreement or any agreement or plan referenced herein shall become payable under this Agreement unless and the Executive within 30 days of the date of termination executes a general release of claims in form and manner reasonably satisfactory to the Company including, where relevant, a release of any statutory claims, and such release has become irrevocable; provided, that the Executive shall not be required to release any indemnification rights. (ii) The payments to be provided to the Executive pursuant to this Agreement upon termination of the Executive's employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to the Executive upon a termination of employment and shall be in lieu of any other such payments under any plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by any member of the Company.

          (m) Termination Payments - Delay. To the extent (i) any post-termination payments to which Executive becomes entitled under this Agreement or any agreement or plan referenced herein constitute "deferred compensation" subject to Section 409A of the Code; and (ii) Executive is deemed at the time of such termination of employment to be a "specified employee" under Section 409A of the Code, then such payment will not be made or commence until the earliest of (x): the expiration of the six (6) month period measured from the date of Executive's "separation from service" (as such term is defined in Treasury Regulations under Section 409A of the Code and any other guidance issued under Section 409A of the
     Code) with the Company; (y) the date Executive has a Disability; and (z) the date of Executive's death following such separation from service. Upon the expiration of the applicable deferral period as described in this
     Section 3(m), any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this provision (together with reasonable accrued interest) will be paid to Executive or Executive's beneficiary in one lump sum.

     4. Integration; Amendment. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and thereof, and supersedes and replaces in their entirety any prior agreements or understandings concerning such subject matter. This Agreement may not be waived, changed, modified, extended, or discharged orally, but only by agreement in writing.

     5. Noncompetition. Executive agrees not to engage in competitive activities while employed by the Company and, in the event Executive's employment is terminated voluntarily by Executive or without Cause by the Company, during the Restricted Period (as hereinafter defined). Executive shall be deemed to engage in competitive activities if he shall, without the prior written consent of the Company, render services directly or indirectly, as an employee, officer, director, consultant, advisor, partner, or otherwise, for any organization or enterprise which competes directly or indirectly with the business of Company or any of its affiliates. For purposes of this Agreement the term, "Restricted Period" shall equal the longer of (y) twelve (12) months, or (z) the period during which Executive receives salary and benefits under this Agreement, in each case commencing as of the Termination Date.

     6. Non-disparagement. During the Restricted Period, (a) the Executive shall not make or publish any disparaging statements (whether written or oral) regarding the Company or its affiliates, directors, officers or employees, and
(b) the Company shall not make or publish any disparaging statements (whether written or oral) regarding the Executive. Notwithstanding anything herein to the contrary, during the Restricted Period, the Company may respond to inquiries from Executive's prospective employers who contact the Company, and may make any public announcements or filings that may be necessary for a public company.

     7. Taxes. The Executive shall be solely responsible for taxes imposed on the Executive by reason of any compensation, benefits or termination payments provided under this Agreement and all such compensation, benefits, and termination payments shall be subject to applicable withholding taxes or excise tax. In the event that the aggregate payments or benefits to be made or afforded to Executive under this Agreement would be deemed to include an "excess parachute payment" under Section 280G of the Code or any successor thereof, and subject to any excise tax imposed under Section 4999 (or any successor thereto) of the Code, under no circumstances will the Company pay whether in form of additional compensation or otherwise any portion of such excise tax.

     8. Certain Continuing Obligations of Executive. So long as he is employed by the Company or an affiliate and thereafter, Executive agrees to keep confidential all trade secrets, technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company, and other data concerning the private affairs of the Company and its affiliates, made known to or developed by Executive during the course of his employment hereunder ("Confidential Information"), not to use any Confidential Information or supply Confidential Information to others other than in furtherance of the Company's business, and to return to the Company upon termination of his employment all copies, in whatever form or media, of all Confidential Information and all other documents relating to the business of the Company or any of its affiliates which may then be in the possession or under the control of Executive.

     At the request of the Company, Executive agrees to execute such confidentiality agreements, assignments of intellectual property rights, and other documents as hereafter may be reasonably determined by the Company to be appropriate to carry out the purposes of this Section.

     9. At-Will Employment. The Company and Executive acknowledge that Executive's employment is and will continue to be at-will within the meaning of applicable law.

     10. Notices. For the purposes of this Agreement, notices and all other communications provided for shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, or national overnight courier with proof of delivery addressed as follows:

     If to the Executive:               _____________________________
                                        _____________________________
                                        _____________________________

     If to the Company:                 Tecumseh Products Company
                                        1136 Oak Valley Drive
                                        Ann Arbor, Michigan 48108
                                        Attn: General Counsel

or to such other address as either party may have furnished to the other in writing. Notices of change of address shall be effective only upon receipt.

     11. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan applicable to contracts made and to be performed within such State without regards to the principles of conflicts of law.

     12. Venue and Jurisdiction; Enforcement.

     (A). The parties hereby consent to the jurisdiction of the state and federal courts located in the Eastern District of Michigan, which shall be the exclusive venue for any legal action or proceeding filed by either party with respect to this Agreement. The parties hereby further agree and irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens that either of them may now or hereafter have to the bringing of any such action or proceedings in such jurisdictions.

     (B). In connection with any proceeding brought by the Executive to enforce any provision of this Agreement, whether brought by the Executive as plaintiff or as a counter- or cross-claim by the Executive, the Company shall the Company shall advance to Executive all cash amounts required to pay Executive's costs, expenses and fees (including actual attorneys' fees) incurred in connection with such proceeding.

     13. Conflict. In the event of a conflict between the terms of this Agreement and any other agreement between the Company and Executive, this Agreement shall control.


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

     14. Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

     15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        TECUMSEH PRODUCTS COMPANY


                                        ----------------------------------------
                                        By:
                                        Its:

                                        EXECUTIVE

                                        ----------------------------------------

                                    EXHIBIT A

                      [Assigned Duties & Responsibilities]


                                      - 13-